Theravance Announces FDA Advisory Committee to Review Telavancin for the Treatment of Complicated Skin and Skin Structure Infections

SOUTH SAN FRANCISCO, CA -- 10/14/2008 -- Theravance, Inc. (NASDAQ: THRX) announced today that the Anti-Infective Drugs Advisory Committee (AIDAC) to the U.S. Food and Drug Administration (FDA) will convene to review the New Drug Application (NDA) for telavancin, a novel, bactericidal, once-daily injectable investigational antibiotic, for the proposed indication to treat complicated skin and skin structure infections (cSSSI) caused by Gram-positive bacteria, including resistant pathogens such as methicillin-resistant Staphylococcus aureus (MRSA). The AIDAC meeting is scheduled for the morning of November 19, 2008 and will be held at the Holiday Inn/College Park, College Park, MD.

"We are pleased to have the Advisory Committee review our telavancin NDA," said Rick E Winningham, Chief Executive Officer of Theravance. "The Advisory Committee meeting signifies an important next step in the telavancin NDA review process. Based upon discussions with the FDA, we believe the site inspection issues in the ATLAS program have been successfully resolved. The FDA requested that three clinical sites that enrolled a total of 73 patients be removed from the ATLAS efficacy analysis for Advisory Committee review. The removal of this data had no impact on the previously reported conclusions of the study. We look forward to the opportunity to present and discuss the clinical profile of telavancin."

About ATLAS 1 and ATLAS 2 Clinical Studies

The telavancin NDA is based on data from two large, multinational, double-blind, randomized Phase 3 clinical studies designed to compare the efficacy and safety of telavancin (10 mg/kg IV once daily) versus vancomycin (1 gm IV q 12hr) in the treatment of cSSSI caused by Gram-positive bacteria. In both of these studies (ATLAS 1 and ATLAS 2), which enrolled and treated 1,867 patients in total, 719 of whom had infections with MRSA, telavancin achieved its primary endpoint of non-inferiority relative to the standard of care, vancomycin. The safety profile of telavancin in these studies was compatible with treatment of patients with serious infections.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. The company's key programs include: telavancin for the treatment of serious Gram-positive bacterial infections with Astellas Pharma Inc., the Horizon program and Bifunctional Muscarinic Antagonist-Beta2 agonist (MABA) program with GlaxoSmithKline plc, and the Gastrointestinal Motility Dysfunction program. By leveraging its proprietary insight of multivalency toward drug discovery focused primarily on validated targets, Theravance is pursuing a next generation strategy designed to discover superior medicines in areas of significant unmet medical need. For more information, please visit the company's web site at www.theravance.com.

About Telavancin Collaboration

In November 2005, Theravance entered into a collaboration arrangement with Astellas Pharma Inc. for the development and commercialization of telavancin worldwide except Japan. In July 2006, Theravance and Astellas expanded the collaboration to include Japan. Under the terms of the collaboration, Theravance will lead the development of and U.S. regulatory activities for telavancin for the treatment of cSSSI (complicated skin and skin structure infections), also known as cSSTI, and hospital-acquired pneumonia, and will collaborate substantially with Astellas in marketing in the United States for the first three years. Astellas will lead all other development, regulatory, manufacturing, sales and marketing activities.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

This press release contains certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements regarding the potential benefits and mechanisms of action of drug candidates, statements concerning the timing of seeking regulatory approval of our product candidates (including with respect to telavancin statements regarding any expectation that the third-party manufacturer will successfully address the cGMP issues the FDA noted in the approvable letter or that the FDA will approve the telavancin NDA on the basis of existing preclinical and clinical data or at all), statements regarding the enabling capabilities of Theravance's approach to drug discovery and its proprietary insights and statements concerning expectations for product candidates through development and commercialization. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, the potential that results of clinical or preclinical studies indicate product candidates are unsafe or ineffective, our dependence on third parties in the conduct of our clinical studies, delays or failure to achieve regulatory approvals, risks of relying on third-party manufacturers for the supply of our product candidates and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading "Risk Factors" contained in Item 1A of Theravance's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 7, 2008 and the risks discussed in our other periodic filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

Contact Information:

Michael W. Aguiar
Senior Vice President and Chief Financial Officer
650-808-4100
investor.relations@theravance.com